                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934




                        Concentric Network Corporation
-------------------------------------------------------------------------------
                               (Name of Issuer)



                         Common Stock, $.001 par value
-------------------------------------------------------------------------------
                        (Title of Class of Securities)




                                   20589R107
                 --------------------------------------------
                                (CUSIP Number)


                              Page 1 of 11 pages

-----------------------
  CUSIP NO. 20589R107                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Goldman, Sachs & Co.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,089,642
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,089,642
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,089,642

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BD-PN-IA

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 11 pages

-----------------------
  CUSIP NO. 20589R107                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Goldman Sachs Group, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,089,642
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,089,642
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,089,642

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC-PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 11 pages

-----------------------
  CUSIP NO. 20589R107                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GS Capital Partners, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             1,089,642
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             1,089,642
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        1,089,642

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        7.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 11 pages

-----------------------
  CUSIP NO. 20589R107                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GS Advisors, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             1,089,642
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             1,089,642
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        1,089,642

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        7.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 11 pages

Item 1(a).     Name of Issuer:
               Concentric Network Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:
               10590 North Tantau Avenue
               Cupertino, CA 95014

Item 2(a).     Name of Persons Filing:
               Goldman, Sachs & Co., The Goldman Sachs Group, L.P., GS Capital Partners, L.P. and GS Advisors, L.P.

Item 2(b).     Address of Principal Business Office or, if None, Residence:
               85 Broad Street
               New York, NY 10004

Item 2(c).     Citizenship:
               Goldman, Sachs & Co. - New York
               The Goldman Sachs Group, L.P. - Delaware
               GS Capital Partners, L.P. - Delaware
               GS Advisors, L.P. - Delaware

Item 2(d).     Title and Class of Securities:
               Common Stock, $.001 par value

Item 2(e).     CUSIP Number:
               20589R107

Item 3.        Not applicable. This Schedule 13G was filed pursuant to Rule
               13d-1(d).

Item 4.        Ownership./(1)(2)/

        (a).   Amount beneficially owned:
               See the response(s) to Item 9 on the attached cover page(s).

        (b).   Percent of Class:
               See the response(s) to Item 11 on the attached cover page(s).

        (c).   Number of shares as to which such person has:



------------------------------
/(1)/ Includes the ownership of currently exercisable Warrants to purchase 58,523 shares of Common Stock held by GS Capital Partners, L.P.

/(2)/ The Goldman Sachs Group, L.P. ("GS Group") and Goldman, Sachs & Co. ("Goldman Sachs") each disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which Goldmans Sachs or employees of Goldman Sachs have voting or investment discretion, or both and (ii) certain investment entities, of which a subsidiary of GS Group or Goldman Sachs is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than GS Group, Goldman Sachs or their affiliates.


                              Page 6 of 11 pages

            (i).    Sole power to vote or to direct the vote:
                         See the response(s) to Item 5 on the attached cover page(s).

            (ii).   Shared power to vote or to direct the vote:
                         See the response(s) to Item 6 on the attached cover page(s).

            (iii).  Sole power to dispose or to direct the disposition of:
                         See the response(s) to Item 7 on the attached cover page(s).

            (iv).   Shared power to dispose or to direct the disposition of:
                         See the response(s) to Item 8 on the attached cover page(s).

Item 5.     Ownership of Five Percent or Less of a Class.
                    Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.
                    Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                    See Exhibit (99.2)

Item 8.     Identification and Classification of Members of the Group.
                    Not Applicable

Item 9.     Notice of Dissolution of Group.
                    Not Applicable

Item 10.    Certification.
                    Not Applicable


                              Page 7 of 11 pages

                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 1998



THE GOLDMAN SACHS GROUP, L.P.                GOLDMAN, SACHS & CO.

By:  /s/ Hans L. Reich                       By:  /s/ Hans L. Reich
     -------------------------                    -------------------------
Name:  Hans L. Reich                         Name:  Hans L. Reich
Title: Attorney-in-fact                      Title: Attorney-in-fact


GS CAPITAL PARTNERS, L.P.                    GS ADVISORS, L.P.

By:  /s/ Hans L. Reich                       By:  /s/ Hans L. Reich
     -------------------------                    -------------------------
Name:  Hans L. Reich                         Name:  Hans L. Reich
Title: Attorney-in-fact                      Title: Attorney-in-fact



                              Page 8 of 11 pages

                               INDEX TO EXHIBITS




Exhibit No.        Exhibit
-----------        -------

   99.1 Joint Filing Agreement, dated February 14, 1998 between The Goldman Sachs Group, L.P., Goldman, Sachs & Co., GS Capital Partners, L.P. and GS Advisors, L.P.

   99.2            Item 7 Information



                              Page 9 of 11 pages

                                                                EXHIBIT (99.1)

                            JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on
Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $.001 par value of Concentric Network Corporation and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date: February 14, 1998



THE GOLDMAN SACHS GROUP, L.P.                GOLDMAN, SACHS & CO.

By:  /s/ Hans L. Reich                       By:  /s/ Hans L. Reich
     -------------------------                    -------------------------
Name:  Hans L. Reich                         Name:  Hans L. Reich
Title: Attorney-in-fact                      Title: Attorney-in-fact


GS CAPITAL PARTNERS, L.P.                    GS ADVISORS, L.P.

By:  /s/ Hans L. Reich                       By:  /s/ Hans L. Reich
     -------------------------                    -------------------------
Name:  Hans L. Reich                         Name:  Hans L. Reich
Title: Attorney-in-fact                      Title: Attorney-in-fact



                              Page 10 of 11 pages

                                                                EXHIBIT (99.2)



                              ITEM 7 INFORMATION



     The securities being reported on by The Goldman Sachs Group, L.P. ("GS Group"), as a parent holding company, are owned by GS Capital Partners, L.P. ("GSCP"), a Delaware limited partnership, or may be deemed to be beneficially owned by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner of GSCP is an affiliate of GS Group. GS Group is the general partner of and owns a 99% interest in Goldman Sachs. Goldman Sachs is the investment manager for GSCP.




                              Page 11 of 11 pages